Exhibit 4(j)

 Equity Interests Transfer Agreement

by and among

NXP B.V.

NXP Semiconductors Suzhou Ltd.

and

J & R Holding Limited

Dated  August 6, 2007

Execution copy August 6, 2007

Table of Contents

Execution copy August 6, 2007

Equity Interests Transfer Agreement

THIS EQUITY INTERESTS TRANSFER AGREEMENT (this “Agreement”), made as of the 6th day of August, 2007 (the “Signing Date”), by and among:

(1)	NXP B.V., a company duly incorporated and validly existing under the laws of the Netherlands and with its legal address at High Tech Campus 60, 5656 AG Eindhoven, the Netherlands (the “Transferor”);

Authorized Representative of the Transferor:

Name:	Ajit Manocha
Position:	Executive VP & GM Chief Manufacturing Officer
Nationality:	American

(2)
NXP Semiconductors Suzhou Ltd., a limited liability company duly incorporated and validly existing under the laws of the People’s Republic of China (the “PRC”), with its legal address at No. 188, Suhong Xi Road, Suzhou Industry Park, Suzhou, PRC (the “Company”);

Legal Representative of the Transferor:

Name:	Mike YEH
Position:	Chairman of Board
Nationality:	Taiwan

and

(3)	J & R Holding Limited., a company incorporated under the laws of Islands of Bermuda, with its legal address at Canon's Court, 22 Victoria Street, Hamilton HM12, Bermuda (the “Transferee”).

Authorized Representative of the Company:

Name:	Tien Yue Wu
Position:	ASE Group Chief Operating Officer
Nationality:	America

Each of the parties to this Agreement is hereinafter individually referred to as a “Party” and collectively referred to as the “Parties”

W I T N E S S E T H:

WHEREAS, the Company is a wholly foreign owned limited liability company duly organized and validly existing under the laws of the People’s Republic of China (the “PRC”).  The Company’s Existing Business License number is Qi Du Su Zong Zi Di 020610 Hao.  As of the date hereof, the registered capital of the Company and the total investment amount of the Company are stated in its current and valid business licence and approval certificate effective at the Signing Date;

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WHEREAS, the Transferor is the sole shareholder of the Company and owns the equity interests representing 100% of the registered capital in the Company.  As of the date hereof, the Transferor has already contributed in cash in the amount of US$ 48,672,359.64 (the “Paid-up Registered Capital”) to the registered capital of the Company and the remaining unpaid registered capital (the “Un-paid Registered Capital”) of the Company as at the Signing Date is calculated as the Registered Capital as stated in its current and valid business licence and approval certificate effective at the Signing Date less the Paid-up Registered Capital;

WHEREAS, the Transferor intends to transfer to the Transferee, and the Transferee desires to acquire from the Transferor, the equity interests representing 60 % of the ownership interest in the Company upon the terms and subject to the conditions set forth in this Agreement, and to change the name of the Company into Suzhou ASEN Semiconductors Co., Ltd. (the “New Company Name”);

WHEREAS, concurrently with the execution of this Agreement, the Transferor and the Transferee are entering into a Shareholders’ Agreement (the “Shareholders’ Agreement”) in the form of Exhibit A attached hereto and revised and restated Articles of Association of the Company (the “New Articles of Association”) in the form of Exhibit B attached hereto;

WHEREAS, upon the approval by the Approval Authority of this Agreement, the Shareholders’ Agreement and the New Articles of Association, on the Registration Date, the Transferee will become a new shareholder of the Company ;

NOW, THEREFORE, in consideration of the premises, and the mutual representations, warranties, covenants and agreements herein set forth and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND RULES OF CONSTRUCTION

Section 1.1 Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such Person.  As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Equity Interests Transfer Agreement (including the Exhibits and Schedules hereto), as amended, supplemented, modified or restated from time to time.

“Applicable Law” means, with respect to any Person, any statute, law, ordinance, rule, regulation, order, judgment, legal process or other requirement of any Governmental Entity applicable to such Person or any of its properties or assets.

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“Approval Authority” means the Ministry of Commerce of the PRC or other relevant Governmental Entity of the PRC authorized to approve the Transaction Documents.

“Benefit Plans” has the meaning set forth in Section 3.21.

 “Big Four” means any of Deloitte & Touche, Ernst & Young, KPMG or PricewaterhouseCoopers or their respective associated accounting firms in the PRC.

“Company” has the meaning set forth in the recitals hereto.  For the avoidance of doubt, “Company” refers to the Company as a wholly foreign owned enterprise with the Transferor as its sole shareholder prior to the approval by the Approval Authority of, and the amendments registration with the Registration Authority in connection with, the transactions contemplated by Transactions Documents, and as a wholly foreign owned joint venture with both the Transferor and the Transferee as its shareholders thereafter.

“Employees” has the meaning set forth in Section 3.21(a).

“Encumbrance” means a lien, pledge, mortgage, claim, encumbrance, security interest, option, charge or restriction of any kind and shall always exclude Permitted Encumbrances.

“Environmental Claim” means any written or oral notice, claim, demand, order, action, suit, complaint, proceeding or other communication by any Person alleging liability or potential liability (including any liability or potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damage, personal injury, fines or penalties) on the part of the Company arising out of, relating to, based on or resulting from (a) the presence, discharge, emission, release or threatened release of any Hazardous Substances at any location, whether or not owned, leased or operated by the Company, or (b) circumstances forming the basis of any violation or alleged violation of any Environmental Law or Environmental Permit, or (c) otherwise relating to obligations or liabilities under any Environmental Law.

“Environmental Law” means any and all statutes, laws, ordinances, rules, regulations, orders, judgments or other requirement of any Governmental Entity regulating, relating to or imposing liability or standards of conduct concerning the protection of the environment, including laws relating to Hazardous Substances.

“Environmental Permits” means any and all Permits required under any Environmental Law.

 “Existing Articles of Association” means the articles of association of the Company as of the date hereof and prior to the conversion of the Company into a wholly foreign owned limited liability company with the Transferor and the Transferee as its shareholders.

“Existing Business License” means the effective Enterprise Legal Person Business License issued by the Registration Authority to the Company as of the date hereof and prior to the conversion of the Company into a wholly foreign owned limited liability company with the Transferor and the Transferee as its shareholders.

 “Financial Statements” has the meaning set forth in Section 3.12(a).

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 “Governmental Entity” means any governmental authority, court, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

“Hazardous Substance” means any lead, cadmium, mercury, hexavalent, chromium, polychlorinated biphenyls, polybrominated, diphenyl, ethers, asbestos, pollutants, contaminants, radioactivity and any other substances of any kind, that are regulated pursuant to or could give rise to material liability under any Environmental Law.

 “IFRS” means the body of pronouncements issued by the International Accounting Standards Board.

 “Intellectual Property” means all intellectual property and similar proprietary rights in any jurisdiction, whether owned, used or held for use under license, whether registered or unregistered, including such rights in and to (a) patents, inventions, discoveries, processes, designs, techniques, developments, technology and how-how; (b) trademarks, service marks, trade dress, logos, trade names, domain names, corporate names and other source indicators, including all goodwill associated therewith, (c) copyrights and works of authorship in any medium, including computer programs, hardware, firmware, software, applications, files, Internet site content, databases and compilations, documentation and related items and (d) trade secrets, ways of doing business and confidential information.

“Material Adverse Effect” means a material adverse effect on the business, operations or financial condition of the Company taken as a whole, which would or could reasonably be expected to have an adverse effect on the ability of the Company to perform or comply with any of its obligations under this Agreement or to continue as a going concern.

“Material Contract” has the meaning set forth in Section 3.11(b).

 “New Articles of Association” has the meaning set forth in the recitals hereto.

 “New Approval Certificates” means the new Certificate of Approval issued by the relevant Approval Authority as evidence of their approval of the Transaction Documents, on which the Transferee’s capacity as the shareholder of the Company and its equity ownership percentage as specified in the Transaction Documents in the Company, among others, have been duly recorded.

 “New Business License” means the amended Enterprise Legal Person Business License issued by the Registration Authority to the Company after approval by the Approval Authority of the transactions contemplated by the Transaction Documents.

 “Organizational Documents” means, with respect to any Person, the certificate of incorporation, charter, memorandum of association, articles of association, by-laws, partnership agreement, operating agreement, limited liability company agreement or other organizational or constitutional documents of such Person.

 “Payment Date” has the meaning set forth in Section 2.2.

“Permits” has the meaning set forth in Section 3.10.

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“Permitted Encumbrance” has the meaning set forth in Section 3.19(a).

“Person” means any individual, partnership, corporation, limited liability company, joint venture, unincorporated organization or association, trust (including the trustees thereof, in their capacity as such), Governmental Entity or other entity.

“PRC” means the People’s Republic of China, other than the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

“PRC Business Day” means any day which is not a Saturday, Sunday or other day on which banks in the PRC are required or authorized by Applicable Law to be closed.

“PRC GAAP” means the generally accepted accounting principles in the People’s Republic of China.

“Properties” has the meaning set forth in Section 3.19(a).

“Purchase Price” shall mean the purchase price to be paid by the Transferee to the Transferor according to Section 2.2.

“Registration Authority” means the State Administration of Industry and Commerce of the PRC or its authorized local Administration of Industry and Commerce, which issues the New Business License.

 “Registration Date” means the date on which all the necessary amendments to the original business registration of the Company, as a result of the transactions contemplated by the Transaction Documents, have been duly conducted by the Registration Authority pursuant to Applicable Law and the Transaction Documents, including the registration of the New Articles of Association, the Transferee as the new shareholder of the Company and its equity ownership percentage in the Company, and the new name of the Company, which shall be evidenced by issuance of the New Business License on such date.

 “Renminbi” or “RMB” means the lawful currency of the PRC.

“Shareholders’ Agreement” has the meaning set forth in the recitals hereto.

“Signing Date” means the date of 6th August, 2007.

 “Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, joint venture or any other entity of which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, securities or other interests, the holders of which are generally entitled to more than 50% of the vote for the election of the board of directors or other similar governing body of such entity, or otherwise having the power to direct the business and policies of that entity.

“Taiwan Business Day” means any day which is not a Saturday, Sunday or other day on which banks in Taiwan are required or authorized by Applicable Law to be closed.

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“Tax” or “Taxes” means any tax, levy, impost, duty or other charge or withholding of a similar nature levied, charged or imposed in PRC (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Tax Return” means any return, report, information return, schedule, certificate, statement or other document or amendment thereto (including any related or supporting information) filed or required to be filed with a Governmental Entity in connection with any Tax.

“Transferee” has the meaning set forth in the recitals hereto.

“Transferor” has the meaning set forth in the recitals hereto.

“Transaction Documents” means this Agreement, the Shareholders’ Agreement and the New Articles of Association.

 “U.S. Dollar” or “US$” means the lawful currency of the United States.

Section 1.2   Rules of Construction.

(a) Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in either the masculine or the neuter gender shall include the masculine, the feminine and the neuter.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”

(b) Any reference to any provision of a statute, rule, regulation, order or similar authority shall be deemed to refer to any successor or amendment to such provision.

ARTICLE II

TRANSFER OF EQUITY INTERESTS

Section 2.1  Equity Interests Transfer. On the terms and subject to the conditions set forth in this Agreement, the Transferor hereby agrees to assign and transfer to the Transferee, and the Transferee hereby agrees to acquire from the Transferor, the equity interests representing 60 % of the ownership interest in the Company (the “Equity Interests”), free and clear of any and all Encumbrances and with all rights attached or accruing to the Equity Interests, for the consideration specified in Section 2.2 (the “Equity Interests Transfer”).

Section 2.2      Payment of Purchase Price.

Upon the terms and subject to the conditions of this Agreement, within fifteen (15) Taiwan Business Day following the Registration Date, or on such earlier date as the Transferor and the Transferee may agree upon in writing (such date of payment, the “Payment Date”), provided that if such date is not a Taiwan Business Day, the Payment Date shall be the Taiwan Business Day

Execution copy August 6, 2007

immediately preceding such date, (i) the Company and the Transferor shall deliver or cause to be delivered to the Transferee all such other certificates, documents and instruments as the Transferee shall reasonably request in connection with the transactions contemplated by this Agreement to be delivered on the Payment Date, and (ii) the Transferee shall pay or cause to be paid to the Transferor in US Dollars on the Payment Date by wire transfer of immediately available funds of  US$ 21,600,000 (the “Purchase Price”) to such account designated by the Transferor in writing at least three (3) Taiwan Business Days prior to the Payment Date.

Section 2.3    Resulting Equity Ownership. Upon (1) the approval by the Approval Authority of the Transaction Documents, and (2) the Registration Date and (3) the consummation of the Equity Interests Transfer contemplated by this Agreement, the Transferee shall become a major shareholder of the Company and enjoys all right, title and interest in the Equity Interests, and the Parties’ respective equity interests in the registered capital of the Company shall be as follows:

Party	Amount of Paid-up Registered Capital (USD)	Equity Interest (%)
Transferor	[19,468,943.86]	40%
Transferee	[29,203,415.78]	60%
Total	[48,672,359.64]	100%

Section 2.4    Contribution of the Un-paid Registered Capital. After the Payment Date and subject to approval by the Approval Authority and the other applicable approval authority, the Transferor and Transferee shall contribute to the Company as registered capital on a pro-rata basis in accordance with their respective equity interest set forth in Section 2.3, until the transferor has contributed up to a maximum amount of US Dollars 21,600,000 (not including any Paid-up Registered Capital). Any further capital contribution shall be made by the Transferee and shall be conditional on the approval by the Approval Authority and the other applicable approval authority of such further capital contribution. The Transferor shall cooperate with the Transferee and the Company if the Transferee or the Company proposes to reduce the Registered Capital and/or total investment amount of the Company below the amount(s) stated in the then valid business licence and approval certificate.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE TRANSFEROR

The Company and the Transferor, jointly and severally, hereby represent and warrant to the Transferee as follows:

Section 3.1  Authorization. On the Signing Date and the Registration Date, (i) the execution, delivery and performance by the Transferor and the Company of the Transaction Documents to which it is a party and the consummation by the Transferor and the Company of the transactions

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contemplated by the Transaction Documents are within the Transferor’s full power and legal rights and the Company’s power and authority (corporate or other) and, in the case of the Company, have been duly authorized by all necessary action (corporate or other) on the part of the Company and (ii) each of the Transaction Documents to which the Transferor and the Company is a party has been duly authorized, executed and delivered by the Transferor and the Company, and constitutes a valid and legally binding obligation of the Transferor and the Company, enforceable against each of them in accordance with its terms, subject as to enforceability, to bankruptcy, insolvency, reorganization and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Section 3.2  No Conflicts. On the Signing Date and the Registration Date, the execution, delivery and performance of the Transaction Documents to which the Transferor or the Company is a party and the consummation of the transactions contemplated by the Transaction Documents will not (a) result in a violation of the provisions of the Organizational Documents of the Transferor and the Company, (b) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute (with or without the giving of notice, the lapse of time or both) a default under, any agreement or instrument to which the Transferor or the Company is a party or by which it is bound or to which any of its properties or assets is subject, (c) result in a violation of any Applicable Law applicable to the Transferor or the Company (d) result in the imposition or creation of any Encumbrance on the equity interests of the Company, except in the case of sub-clauses (b) and (c), to the extent that any such events could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Transferor and Company to perform their obligations under the Transaction Documents or consummate the transactions contemplated thereby.

Section 3.3  Absence of Further Requirements. On the Signing Date and the Registration Date, no other consent, approval, authorization, order, registration, filing or qualification of or with any third party or Governmental Entity having jurisdiction over the Transferor or the Company or any of their properties or assets is required for the consummation by the Transferor or the Company of the transactions contemplated by the Transaction Documents, except such consents, approvals, authorizations, orders, registrations, filings or qualifications (a) identified in Section 6.1.(d) or (b) as have been duly obtained or made by the Transferor and the Company on the Registration Date and are in full force and effect.

Section 3.4  Equity Interests.  On the Signing Date and the Registration Date, the Transferor is the record and beneficial owner of the Equity Interests free and clear of any Encumbrances. Upon the consummation of the transactions contemplated by this Agreement, the Transferor shall transfer good and valid title to such Equity Interests, free and clear of any Encumbrances, to the Transferee.  Except for the transactions otherwise contemplated hereunder, there is no outstanding option, warrant or other right to purchase or subscribe to the equity interests of the Company, and no other contract, commitment, agreement, understanding or arrangement of any kind relating to the issuance or disposition of equity interests of the Company.

Section 3.5  No Legal Proceedings.  On the Signing Date and the Registration Date, there is no legal action, dispute, claim, suit, investigation or other proceeding by or before any Governmental Entity or arbitration pending, or to the knowledge of the Transferor or the Company, threatened (a) seeking to restrain or prohibit the execution, delivery and performance of the Transaction Documents or the consummation of the transactions contemplated thereby or (b) that could reasonably be expected to have a material adverse effect on the ability of the Transferor and the

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Company to perform their respective obligations under the Transaction Documents or consummate the transactions contemplated thereby.

Section 3.6  No Brokers’ Fees. On the Signing Date and the Registration Date ,none of the Company, the Transferor or any of their directors, officers, employees or Affiliates, has employed any investment banker, broker or finder or incurred any liability for any investment banking fees, brokerage fees, commissions or finders’ fees or any other similar fees or commissions in connection with the transactions contemplated by the Transaction Documents for which the Company, the Transferee or their Affiliates has or could have any liability.

Section 3.7  Organization and Standing of the Company.   On the Signing Date and the Registration Date, (i) the Company is a limited liability company duly organized, validly existing and in good standing under the laws of the PRC and has the full power and authority (corporate and otherwise) to carry on its business as it is now being conducted and to own and lease the properties and assets which it now owns or leases, and (ii) the Company has passed all annual examinations with the Registration Authority, and has not received any shut-down or suspension notice or order from any Governmental Entity.  No event has occurred that may in all likelihood cause the existence of the Company or its legal person status to be questioned or cancelled.  The operations of the Company have at all times been within the scope of its Existing Business License.  To the knowledge of the Transferor or the Company, neither the Company nor any of its shareholder, directors, supervisors and senior management personnel has been a subject of any criminal investigations. The Transferor and the Company have provided to the Transferee true and complete copies of the Organizational Documents of the Company.

Section 3.8  Capitalization of the Company.

On the Signing Date and the Registration Date,

(a)
The entire registered capital of the Company as of the date hereof is stated in its current and valid business licence and approval certificate of which the Paid-up Registered Capital has been contributed by the Transferor to the Company.

(b)
Except as set forth in Section 3.8(a), there are no equity interests in the Company or any warrant or other right to purchase or subscribe to the equity interests of the Company.  There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any equity interests in the Company.

(c)
There are no declared or accrued but unpaid dividends or distributions with respect to any of the equity interests in the Company.  Each dividend or profit distribution of the Company was made in accordance with Existing Articles of Association and Applicable Laws.

(d)
The Company is not (or is not taken to be under Applicable Laws) insolvent or unable to pay its debts and has not stopped or suspended the payment of all or a class of its debts. There are no facts, matters or circumstances which give any person the right to apply to liquidate or wind up the Company and in all likelihood succeed in such exercise, and no receiver or administrator has been

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appointed to the Company or over any part of its assets and no such appointment has been threatened to the  knowledge of the Transferor or the Company.  The Company has not entered into any arrangement, compromise or composition with or assignment for the benefit of its creditors or a class of them.

Section 3.9       No Investment. On the Signing Date and the Registration Date, the Company has no Subsidiaries and it does not, either directly or indirectly, own legally or beneficially any shares of or equity interests in, or any notes or bonds of, any company, partnership, joint venture, trust or other entity.

Section 3.10  Compliance with Applicable Laws.  On the Signing Date and the Registration Date, the Company (a) is in compliance with the provisions of its Organizational Documents and all Applicable Laws and (b) has duly obtained and possesses all permits, concessions, grants, franchises, licenses and other governmental authorizations, agreements and approvals (collectively “Permits”) necessary for the conduct of its business in all material respects as currently conducted.  Each Permit is in full force and effect, there are no proceedings pending or, to the knowledge of any of the Transferor or the Company, threatened which would in all likelihood result in the revocation, cancellation, suspension or modification of any Permit.

Section 3.11       Material Contracts.

(a)	On the Signing Date and the Registration Date, the Company is not a party to or not bound by:

(i)	any agreement for the purchase or lease of materials (except wafer ), supplies, goods, services, equipment or other assets that provides for annual payments by the Company of US$1,000,000 or more ;

(ii)
any sales, distribution or other similar agreement providing for the sale by the Company of materials, supplies, goods, services, equipment or other assets that provides for annual payments to the Company of US$1,000,000 or more;

(iii)	any collective bargaining agreement;

(iv)	any partnership, joint venture or other similar agreement;

(v)
any contract relating to (x) the acquisition of any business or a substantial portion of the assets of any business or (y) the disposition of all or a substantial portion of the assets of the Company (whether by merger, sale of equity interests, sale of capital stock, sale of assets or otherwise);

(vi)	any agreement relating to indebtedness for borrowed money, including any pledge, guarantee, security agreement, mortgage or similar Encumbrance;

(vii)	any material license, franchise or other similar agreement relating to Intellectual Property (save and except for Technology Transfer and Assistance Agreement entered into as of the Signing Date by the Transferor and Company );

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(viii)	any material agency, dealer, sales representative, marketing or other similar agreement;

(ix)	any material agreement with any director, officer or key employees of the Company except for labor contract; and

(x)	any material agreement between the Company, on the one hand, and the Transferor or any Subsidiary or Affiliate of the Transferor or other Person in which any of the foregoing has a direct or indirect interest, on the other hand (except the General Service Agreement between the Company and the Transferor, which will be terminated before the Registration Date and any agreement otherwise agreed in the Transaction Documents, including but not limited to the Technology Transfer and Assistance Agreement and the Packaging and Testing Services Agreement to be entered by the Company and the Transferor, and any agreement otherwise agreed in the Transaction Documents).

  A Material Contract is any contract that is described in any of the above Section 3.11 (a) (i) to (x).

Section 3.12      Financial Statements.

(a)
The Transferor and the Company have delivered to the Transferee prior to the Signing Date the audited balance sheet of the Company as at December 31, 2006 and the related audited statements of income, cash flows and changes in shareholders equity for the fiscal years ended December 31, 2006 and have showed to the Transferee the reviewed and un-audited balance sheet of the Company as at June 30, 2007 and the related reviewed and un-audited statements of income, cash flows and changes in shareholders equity for the six-month period ended June 30, 2007 (collectively, the “Financial Statements”).  Except as described in the notes thereto, the Financial Statements (x) were prepared in accordance with PRC GAAP consistently applied; (y) present fairly, in all material respects, the financial position, results of operation and cash flows of the Company as of  the dates thereof; (z) are in all material respects consistent with the books and records of the Company.  All such books and records have in all material respects been maintained accurately and in accordance with PRC GAAP and Applicable Law.

(b)
On the Signing Date, the Company maintains a system of internal accounting controls that provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded in reasonable detail, accurately and fairly reflect the transactions and dispositions of assets of the Company as necessary to permit preparation of financial statements in conformity with PRC GAAP, (iii) access to and use of assets is permitted only in accordance with management’s general or specific authorization, (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate actions are taken with respect to any differences, and (v) the Company has made and kept books, records and accounts which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of assets of the Company and provide a sufficient basis for the preparation of financial statements of the Company in accordance with PRC GAAP.

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Section 3.13  Absence of Undisclosed Liabilities.  On the Signing Date and the Registration Date, to the best knowledge of the Transferor, the Company (a) has no indebtedness, claims, commitments, liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise to any third party and Governmental Entity, including but not limited to China-Singapore Suzhou Industrial Park Development Co., Ltd., and whether due or to become due, asserted or unasserted, except (i) to the extent disclosed or reserved against in the Financial Statements, (ii) for liabilities and obligations that were incurred after December 31, 2006 in the ordinary course of business consistent (in amount and kind) with past practice and that in the aggregate are not material, nor (b) is party to any earn-out or other similar contingent pay-out arrangement or equity claim.

Section 3.14  Absence of Changes. During the period commencing on the Signing Date and ending at the Registration Date, the Company shall conduct its business in the ordinary course of business consistent with the past practice and shall not have:

(a)	suffered any Material Adverse Effect;

(b)
incurred, assumed, guaranteed or discharged any indebtedness, Encumbrance, claim, commitment, obligation or liability, absolute, accrued, contingent or otherwise, to any third party and Governmental Entity, including but not limited to China-Singapore Suzhou Industrial Park Development Co., Ltd., whether due or to become due, except for (i) current liabilities for trade or business obligations incurred in connection with the purchase of goods or services in the ordinary course of business consistent (in amount and kind) with past practice and (ii) the payment of such current liabilities;

(c)
sold, transferred, leased or licensed to others or otherwise disposed of, or purchased or acquired any material assets, property, business or assets, tangible or intangible, except for products sold or acquired in the ordinary course of business consistent with past practice, or canceled or compromised any debt, claim, commitment, obligation or liability or waived or released any right of substantial value, other than in the ordinary course of business consistent (in amount and kind) with past practice, and not material in the aggregate;

(d)	terminated, cancelled, materially modified or received any notice of termination of any Material Contract;

(e)	made any material loans, advances or capital contributions to, or investments in, any Person;

(f)
suffered any damage, destruction or loss (which is not covered by insurance)  relating to the liabilities and obligations arisen out of any products or services provided, manufactured or sold by Company before the Registration Date such as warranty obligations and product liabilities, due to (i) the Company’s performance of any agreement for the purchase or lease of materials, supplies, goods, services, equipment or other assets before the Registration Date, and (ii) the Company’s performance of any sales, distribution or other similar agreement providing for the sale by the Company of materials, supplies, goods, services, equipment or other assets before the Registration Date, in any case or in the aggregate in excess of US$100,000;

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(g)
(i) assigned, transferred or granted any rights under, or entered into any agreement or settlement regarding the substantial breach, misappropriation, infringement or violation of, any Intellectual Property, or substantially modified any existing rights with respect thereto or (ii) settled or compromised any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Intellectual Property, in any case or in the aggregate in excess of US$200,000;

(h)
made any increase in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or paid or agreed or promised to pay (in either case in writing or orally), conditionally or otherwise, any bonus, incentive, retention or other compensation, retirement, welfare, fringe or severance benefit or vacation pay, to or in respect of any present or former director, officer, employee or consultant, of any of the Company, except for any increase, payment or agreement or promise to pay in the ordinary course of business consistent (in amount and kind) with past practice;

(i)	made any change in its accounting, auditing or tax methods, practices or principles, except to the extent required by PRC GAAP or Applicable Laws;

(j)
committed, suffered, permitted or incurred any transaction or event which would substantially increase its liability relating to Taxes other than in the ordinary course of business and consistent with past practice;

(k)
paid or agreed to pay any substantial legal, accounting, brokerage, finder’s fee, Taxes or other expenses in connection with, or incurred any severance pay obligations by reason of the Transaction Documents or the transactions contemplated thereby that have not been paid or will not be fully paid and discharged at or prior to the Registration Date;

(l)	deferred or agreed to defer payment of any payables or accelerated or agreed to accelerate the collection of any receivables in excess of US$100,000;

(m)	made any grant of credit to any customer or distributor on terms materially more favorable than had been extended to that customer or distributor in the past;

(n)	amended its Organizational Documents or merged with or into or consolidated with any other Person, subdivided, combined or changed or agreed to change in any manner the character of its business;

(o)
declared, promised or made any dividend or other distribution to the Transferor in any materially different manner or made any substantial change whatsoever in its capital structure other than that in the ordinary course of business consistent (in amount and kind) with past practice;

(p)
(i) loaned or advanced substantial money or other property to any present or former director, officer, employee or consultant of the Company, (ii) established, adopted, entered into, substantially amended or terminated any Benefit Plan, collective labor agreement (other than as may be required by the terms of an existing Benefit Plan or collective labor agreement, or as may be required by Applicable Law), or (iii) granted

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any equity or equity-based awards to any present or former director, officer, employee or consultant of the Company; or

(q)	taken any action or omitted to take any action that would result in the occurrence of any of the foregoing.

Section 3.15  Product Warranties.  On the Signing Date and the Registration Date, except for warranties implied by Applicable Law, there are no warranties furnished by the Company to customers express or implied, written or oral, with respect to the products sold by the Company.

 Section 3.16  Effect of Transaction

(a)  No creditor, employee, consultant, customer, supplier or other Person having a material business relationship with the Company has informed the Company that such Person intends to change its relationship with the Company because of the transactions contemplated by Transaction Documents, and to the knowledge of the Transferor or the Company, no such Person has any such intent.

(b)  Transferor will make reasonable efforts (but without guarantee) to help the Company not to lose any benefits, rights, privileges or and preferential treatment, which the Company is currently enjoying as of the Signing Date.

Section 3.17  Receivables  On the Signing Date, the receivables of the Company that are reflected in the Financial Statements, and all such receivables which have arisen since the date of the Financial Statements, have arisen only from bona fide transactions in the ordinary course of business consistent with past practice, and the Transferor has no reason to believe that such receivables are not collectible in the ordinary course of business consistent with past practice.  There are no facts or circumstances generally (other than general economic conditions) which would result in any material increase in the uncollectability of such receivables as a class in excess of the reserves therefore set forth in the Financial Statements. There has not been any material adverse change in the collectability of such receivables since December 31, 2006.

Section 3.18  Inventories

  On the Signing Date, except for net of reserves as reflected in the Financial Statements, the inventories of the Company are suitable for filling orders in the ordinary course of business.

Section 3.19 Title to Properties.

(a)
On the Signing Date and the Registration Date, the Company has good and marketable title to, or a valid and binding leasehold interest in, the real property, personal property and assets used by the Company in their business (collectively, the “Properties”), free and clear of all Encumbrances, except for Permitted Encumbrance. Permitted Encumbrance shall mean (i) any Encumbrances which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; (ii) any Encumbrances for taxes, assessments and other governmental charges not yet due and payable, or due but not delinquent, or due and being contested in good faith by appropriate proceedings, during which collection or enforcement is stayed so long as

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adequate security has been posted for the payment of such amounts; (iii) any mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other similar liens and encumbrances arising in the ordinary course of business consistent with past practice for amounts not yet due and payable; or (iv) any Encumbrance which arises in the ordinary course of business consistent with past practice.

(b)
On the Signing Date, the Transferor and the Company have provided the Transferee with a true and complete copy of each lease agreement in respect of leased real property (a “Lease Agreement”), including “CONTRACT FOR CUSTOMER-BUILT LEASE FACTORY” dated on Mar 29, 2002, “CONTRACT FOR THE LEASE OF SUPPORTING INFRASTRUCTURE” dated on Mar 29, 2002 and “ASSIGNMENT CONTRACT TO CONSTRUCT SUPPORTING INFRASTRUCTURES’ dated on Mar 29, 2002. Each Lease Agreement is the legal, valid, binding and enforceable obligation of the respective parties thereto, and all rent and other material sums and charges payable by the Company thereunder are current.  The Company is not in default under, nor has received a notice of default with respect to, any Lease Agreement under which it is the lessee of real property.  The Company has not received any notice from the other party to any Lease Agreement of the termination thereof.

(c)
On the Signing Date and the Registration Date, there is no pending or, to the knowledge of any of the Transferor or the Company, threatened, condemnation, expropriation, eminent domain or similar proceeding affecting all or any part of the Properties, and the Company has not received any written or oral notice of any of the same.

(d)
On the Signing Date and the Registration Date, the buildings and other structures on the Properties have been regularly maintained and are fit for the purposes for which they are presently used.  The Company has rights of egress and ingress with respect to each of the Properties that are sufficient for them to conduct their business.

(e)
On the Signing Date and the Registration Date, all of the personal property and assets required for the conduct of the business of the Company are in good maintenance, operating condition and repair, other than normal wear and tear and any such property and assets which are to be scrapped and/or replaced in due course in the ordinary course of the Company’s business.

(f)	On the Signing Date and the Registration Date, there shall not have occurred any material payments or other disbursements to creditors of the Company other than in the ordinary course of business.

Section 3.20 Intellectual Property.

 On the Signing Date and the Registration Date,

(a)
The Company owns all right, title and interest in and to, or possess a valid and enforceable right to use, all material Intellectual Property used in their respective business, including but not limited to Intellectual Property as set

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forth in the Technology Transfer and Assistance Agreement during the term of this Technology Transfer and Assistance Agreement.

(b)
The Company has not taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any of the registered Intellectual Property material to their respective business (including the failure to pay any filing, examination, issuance, post registration and maintenance fees, annuities and the like and the failure to disclose any known material prior art in connection with the prosecution of patent applications).  The Company has taken all reasonable steps in accordance with standard industry practices to protect its rights in its Intellectual Property and at all times has maintained the confidentiality of all information that constitutes or constituted a trade secret of the Company.

(c)
(i) The Company is not a party to any pending legal proceedings which involve a claim of infringement, unauthorized use, or violation of any intellectual property right by any Person against the Company or challenging the ownership, use, validity or enforceability of, any material Intellectual Property, used in their respective business, owned by or exclusively or non-exclusively licensed to the Company, including but not limited to Intellectual Property as set forth in the Technology Transfer and Assistance Agreement, and (ii) the Company has not received any notice or claim challenging its ownership of any material Intellectual Property owned (in whole or in part), nor to the knowledge of the Transferor or the Company is there a reasonable basis for any claim that the Company does not so own any of such Intellectual Property.  All of rights of any of the Company in and to material Intellectual Property owned by the Company are valid and enforceable. No material Intellectual Property, used in their respective business, owned by or licensed to the Company, including but not limited to Intellectual Property as set forth in the Technology Transfer and Assistance Agreement, is subject to any outstanding order, judgment or decree restricting the use or licensing thereof by the Company.

Section 3.21 Software

Before and on the Registration Date, the Company (i) takes all appropriate actions to protect the confidentiality, integrity and security of their software, including but not limited to the Software as set forth in the Technology Transfer and Assistance Agreement, databases, systems, networks, and Internet sites, all users thereof, and all information (including transactions) stored or contained therein or transmitted thereby from any unauthorized use, access, interruption or modification, including by (x) using reliable measures to ensure the security and integrity of transactions executed through its software, (y) using reliable methods (including passwords) to ensure the correct identity of its users and customers and (z) using all reasonable mechanisms to ensure the enforceability of any transactions executed through its site, all of the foregoing in the context of a commercially reasonable company doing business in the PRC.

 Section 3.22 Employee and Labor Matters.

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 On the Signing Date and the Registration Date,

(a)	The Company has not violated any Applicable Laws relating to labor or labor practices. The Company has at all times complied in every material aspect with any Applicable Laws relating to social security (including, without limitation, pension insurance, unemployment insurance, medical insurance, workers’ compensation insurance, and birth insurance) and housing welfare, including obtaining social security registration certificates, timely payment of employer contributions and timely withholding and payment, on behalf of employees, of employee contributions.

(b)	Schedule 3.22(a) contains a true, complete and accurate list of all employees of the Company, indicating their respective employee number, name, positions, current salaries as of the Signing Date.

(c)	Except for the benefits (“Benefit Plan”) provided in the employee handbook of the Company, there is no other benefit plans established in the Company.

(d)
With respect to any Benefit Plan and any other employment matter: (i) No actions, suits, claims or any disputes between the Company, on one hand, and any of their employees, on the other hand, are pending or, to the knowledge of any of the Transferor or the Company, threatened; (ii) no facts or circumstances exist that could give rise to any such actions, suits or claims; and (iii) no administrative investigation, audit or other administrative proceeding by Governmental Entities are pending, threatened or in progress.

(e)
The execution of the Transaction Documents and the consummation of the transactions contemplated thereby shall not result in the material increase, acceleration or provision of any payments, benefits or other rights, including, but not limited to, any severance pay or payment contingent upon a change in control or ownership of the Company to any current or former employee or contractor of the Company.

(f)
 Since the establishment of the Company, no death or serious bodily injury of any person has occurred as a direct result of such person’s employment or other relationship with the Company or as a result of any negligent action or omission of the Company, its management, its directors or its shareholder.  No current or former employee of the Company suffered or is suffering from any occupational disease to the knowledge of the Company and the Transferor.

Section 3.23 Prohibited Payments.  On the Signing Date and the Registration Date, neither the Transferor (with respect to the Company) nor the Company, nor any officer, director, employee or agent of any of them (or any person acting on behalf of any of the foregoing) have made or agreed to made, for the Company’s interests: (i) bribes, rebate, kick backs or any other unlawful payment (in cash, property or otherwise) to any customer, supplier, Governmental Entity (including any governmental employee or official) or any other Person who is or may be in a position to help or hinder any of them

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in the conduct of business; or (ii) any receipts or disbursements in violation of  any  anti-bribery law in any jurisdiction where the Company has business dealings.

Section 3.24 Environmental, health and Safety Matters.

On the Signing Date and the Registration Date,

(a)
the Company is in compliance with all applicable Environmental Laws and has not violated in any material respect any such laws, and possesses and complies in all material respects with all Environmental Permits required under such laws and has not violated in any material respect any such permits; to the knowledge of the Transferor and the Company, there are no circumstances, conditions or events that could reasonably be expected to prevent any of the Company from (or materially increase the burden on the Company) complying with applicable Environmental Laws or obtaining, renewing, or complying with all Environmental Permits required under such laws;

(b)
(A) the Company has not received any Environmental Claim that has not been fully and finally resolved; and (B) to the knowledge of the Transferor and the  Company, there is not any threatened Environmental Claim, or any circumstances, conditions or events that could reasonably be expected to result in an Environmental Claim, against the Company;

(c)
the Company has not entered into any agreement or other arrangement with any Governmental Entity under any Environmental Law, and the Company is not subject to any outstanding judgment, ruling, order or similar requirement relating to compliance with any Environmental Law or to Hazardous Substances;

(d)
there are and have been no Hazardous Substances, or other conditions, at any property currently or formerly owned, leased, operated, or otherwise used (including any location used for the storage, disposal, recycling or other handling of any Hazardous Substances) by the Company that could reasonably be expected to give rise to any material liability of any of the Company under any Environmental Law or result in material costs to the Company arising out of any Environmental Law; and

(e)
(A) the Company has not assumed or retained, by agreement, operation of law, or otherwise, any obligation under any Environmental Law or concerning any Hazardous Substance, that could reasonably be expected to be material to the Company; and (B) each of the foregoing representations and warranties also applies to any Person for which the Company has assumed or retained responsibility, whether by contract, operation of law, or otherwise.

(f)
The Company has been at all times in compliance with all Applicable Laws relating to the protection of health and safety in connection with the ownership, lease, operation and condition of its business and Properties.  No person has

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directly suffered impaired health as the result of the negligent acts or omissions of the Company.

Section 3.25 Taxes.   On the Signing Date and the Registration Date,

(a)
The Company has (i) timely filed or will timely file (taking into account all applicable extensions of time for filing) all Tax Returns required to be filed by or with respect to the Company prior to the Registration Date, and all such Tax Returns are true, correct and complete in all material respects and (ii) paid all Taxes due and payable with respect to any taxable period or portion thereof ending on or before the Registration Date.

(b)
There is no Tax deficiency asserted against the Company, and there is no unpaid assessment, proposal for additional Taxes, deficiency or delinquency in the payment of any Taxes of the Company.  No audit or investigation of any Tax Return is currently underway or pending, or to the knowledge of any of the Transferor or the Company, threatened, with respect to the Company.

(c)	No Encumbrances for Taxes exist with respect to any of the assets or properties of the Company.

(d)
The Company has withheld or collected and timely paid over to the appropriate Governmental Entities (or are properly holding for such payment) all Taxes required by Applicable Law to be withheld or collected.

(e)	The Company has no liability for the Taxes of another Person (other than the Company) as a transferee or successor, by contract or otherwise.

(f)
The Company has, in accordance with Applicable Laws, duly registered with the relevant Governmental Entities, has obtained and maintained the validity of all national and local tax registration certificates and has complied with all requirements imposed by such Governmental Entities.   The Company has made and kept up-to-date full and accurate records, invoices and documents (i) appropriate or required for the purposes of payment of any Taxes or (ii) as otherwise required by any Government Entities.

(g)	The Company is not subject to taxation in any jurisdiction other than the PRC, and nor claim has been made in any jurisdiction other than the PRC with respect to the foregoing.

Section 3.26  Insurance.  On the Signing Date and the Registration Date, the Company is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which they are engaged.  All policies of insurance insuring the Company or its businesses, assets, employees, officers and directors are in full force and effect. The Company is in compliance with the terms of such policies and instruments in all material respects. There are no claims by the Company under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause.  The Company has not been refused any insurance coverage sought or applied for, and the Transferor has

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no reason to believe that the Company will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business.

Section 3.27 Litigation. On the Signing Date and the Registration Date, (i) the Company is not engaged in, or a party to, or, to the knowledge of the Transferor or the Company, threatened with, any legal action, dispute, claim, suit, investigation or other proceeding by or before any Governmental Entity or arbitration, and (ii) there are no outstanding orders, rulings, judgments, settlements, stipulations or similar agreements by, with or subject to any Governmental Entity (other than through general application) binding upon any of the Company or their respective assets, properties or rights, and for both (i) and (ii), which is likely to have a Material Adverse Effect.

Section 3.28 Sufficiency.  To the best knowledge of the Transferor or the Company, the Company’s assets as of the Registration Date include all the assets of the Company used in and necessary or advisable for the conduct of their respective business in the same manner and to the same extent as heretofore conducted by the Company.

Section 3.29 Disclosure.  The Transferor and the Company have made their reasonable efforts to provide the Transferee with the necessary information that the Transferee has requested in connection with the transactions contemplated by the Transaction Documents and all information that a reasonable investor would likely deem important in determining whether to consummate such transactions. No information or materials provided by the Transferor or the Company to the Transferee in connection with its due diligence investigation of the Company or the negotiation and execution of the Transaction Documents knowingly contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statement therein, in light of the circumstances in which they are made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE TRANSFEREE

The Transferee hereby represents and warrants to the Transferor and the Company as follows:

Section 4.1 Organization and Standing. On the Signing Date and the Registration Date, the Transferee has been duly organized and is validly existing and in good standing under the laws of Islands of Bermuda with power and authority (corporate and other) to execute, deliver and perform the Transaction Documents to which it is a party and consummate the transactions contemplated thereby.

Section 4.2 Authorization. On the Signing Date and the Registration Date, the execution, delivery and performance by the Transferee of the Transaction Documents to which it is a party and the consummation by the Transferee of the transactions contemplated by the Transaction Documents are within its power and authority (corporate or other) and have been duly authorized by all necessary action (corporate or other) on the part of the Transferee.  Each of the Transaction Documents to which the Transferee is a party has been duly authorized, executed and delivered by the Transferee, and constitutes a valid and legally binding obligation of the Transferee, enforceable against the Transferee in accordance with its terms, subject as to enforceability, to bankruptcy, insolvency,

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reorganization and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Section 4.3 No Conflicts. On the Signing Date and the Registration Date, the execution, delivery and performance by the Transferee with all of the provisions of the Transaction Documents to which it is a party and the consummation of the transactions contemplated by the Transaction Documents will not (a) result in a violation of the provisions of its Organizational Documents, (b) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute (with or without the giving of notice, the lapse of time or both) a default under, any agreement or instrument to which it is a party or by which it is bound or to which any of its properties or assets is subject, or (c) result in a violation of any Applicable Law, except in the case of sub-clauses (b) or (c), to the extent that any such events could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Transferee to perform its obligations under the Transaction Documents or consummate the transactions contemplated thereby.

Section 4.4 Absence of Further Requirements. On the Signing Date and the Registration Date, the Transferee has obtained all the approvals for the transactions contemplated in the Transaction Documents from any Person or Governmental Entity required by Applicable Law. No further consent, approval, authorization, order, registration, filing or qualification of or with any third party or Governmental Entity having jurisdiction over the Transferee or any of its properties or assets is required for the consummation by the Transferee of the transactions contemplated by the Transaction Documents, except such consents, approvals, authorizations, orders, registrations, filings or qualifications identified in Section 6.1.(d) as have been duly obtained or made by the Transferee on or before the Registration Date and are in full force and effect.

Section 4.5 No Legal Proceedings.  On the Signing Date and the Registration Date, there is no legal action, dispute, claim, suit, investigation or other proceeding by or before any Governmental Entity or arbitration pending, or to the knowledge of the Transferee, threatened against the Transferee (a) seeking to restrain or prohibit the execution, delivery and performance of the Transaction Documents or the consummation of the transactions contemplated thereby by the Transferee or (b) that could reasonably be expected to have a material adverse effect on the ability of the Transferee to perform its obligations under or consummate the transactions contemplated by the Transaction Documents.

ARTICLE V

COVENANTS AND AGREEMENTS

Section 5.1  Conduct of Business.

(a) The Company and the Transferor covenant and agree that, during the period commencing on the Signing Date and ending at the Registration Date, except with the prior written consent of the Transferee , or as explicitly contemplated by the Transaction Documents or required by Applicable Law, the Company shall not, and the Transferor shall not permit the Company to take any of the following actions:

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(i)	Substantially amend its Organizational Documents;

(ii)
commence a voluntary case or proceeding under any applicable bankruptcy law or consent to the entry of judgment, ruling or decision against it in an involuntary case or proceeding under any bankruptcy law, or take any action to dissolve or liquidate;

(iii)	make any material change in any of its business;

(iv)
sell, transfer, lease, license or otherwise dispose of or encumber, purchase or acquire any material, assets, property, business or assets, tangible or intangible, other than in the ordinary course of business consistent with past practice, or cancel or compromise any debt, claim, commitment, obligation or liability or waive or release any right of substantial value, other than in the ordinary course of business consistent (in amount and kind) with past practice;

(v)	enter into, amend or modify in any material respect or terminate any Material Contract or waive or assign any material right thereunder, in each case, other than in the ordinary course of business;

(vi)	create any Subsidiary or enter into any joint venture or partnership with any other Person;

(vii)	merge with or into, or consolidate with or convert into, another Person;

(viii)
terminate, amend or modify in any material respect, any material Permit, other than (x) as required by any applicable Governmental Entity, (y) in connection with the transactions contemplated by the Transaction Documents or (z) in the ordinary course of business;

(ix)
make any capital expenditures or commitments that will create or result in commitments on the Company to make capital expenditures other than capital expenditures made in the ordinary course of business consistent with past practice and otherwise agreed by Transferee in writing;

(x)	commence or settle any litigation, arbitration;

(xi)
enter into any transaction or series of transactions, including any loan, advance or capital contribution to or investments in, with the Transferor or any of its Subsidiaries or Affiliates (other than the Company), other than in the ordinary course of business or other as disclosed herein;

(xii)
make any declaration of, or set aside or pay any dividend or other distribution in any manner with respect to the registered capital of the Company, or make any  change whatsoever in such registered capital;

(xiii)
unless in the ordinary course of business in accordance with its existing policies or Benefit Plan or as may be required by Applicable Law, (x) grant any increases in wages, salaries, benefits or compensation of any of the employees,

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consultants, independent contractors or directors of the Company, (y) establish, amend or terminate any Benefit Plan or collective bargaining agreement, and (z) unilaterally make any termination of employment of any of the key employees of the Company;

(xiv)	materially change its policies, procedures, principles or methods of Tax or financial accounting, other than as required by a change in PRC GAAP or other Applicable Laws;

(xv)	make any change in arrangements on bank accounts or any grant of any powers of attorney thereof;

(xvi)
fail to pay timely and accurately any Taxes due and payable, or fail to file any material Tax Return when due or fail to cause such Tax Returns when filed to be complete and accurate in all material respects, in all the foregoing cases resulting in a Material Adverse Effect;

(xvii)	incur, assume or guarantee any material indebtedness other than in the ordinary course of business;

(xviii)
transfer to any Person ownership of or otherwise grant any Person any exclusive or material license to any Intellectual Property which is necessary for the conduct of the Company’s business or permit any material Intellectual Property to lapse, expire or become abandoned, in each case other than in the ordinary course in a manner consistent with past practice, or settle or agree any legal action, dispute, claim, suit, investigation or other proceeding relating to Intellectual Property; or

(xix)	agree, whether in writing or otherwise, to do any of the foregoing.

(b)  The Company and the Transferor covenant and agree that, during the period commencing on the Signing Date and ending at the Registration Date, except with the prior written consent of the Transferee which shall not be unreasonably withheld or delayed, or as explicitly contemplated by the Transaction Documents or required by Applicable Law, the Company shall, and the Transferor shall cause the Company to, do the following:

(i)	conduct its operations in the ordinary course of business consistent with past practice;

(ii)	use its best efforts to keep available the services of its present employees, contract service providers and other suppliers, customers and others having business relationships with it;

(iii)	preserve substantially intact the present business organization of the Company; and

(iv)	maintain the operating assets and equipment of the Company, including Intellectual Property owned or held under license by the Company, in normal operating condition and repair.

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(c)  The Company and the Transferor covenant and agree that, during the period commencing on the Signing Date and ending at the Registration Date, the Transferee shall have the right to have an observer present at any meeting of the Company’s board of directors and the Company shall give seven (7) days prior written notice of any such meeting to the Transferee.

Section 5.2  Access to Information.

(a)
 From the Signing Date until the Registration Date, the Company and the Transferor shall afford to the Transferee reasonable access at all reasonable times to any senior management personnel and any other Company-designated employees and advisors of the Company, and to the books and records, agreements, assets and properties of the Company, and shall furnish the Transferee such financial, operating and other data and information as the Transferee may reasonably request. No such review, examination or investigation by the Transferee shall affect or in any way diminish the representations, warranties or covenants of the Company and the Transferor hereunder.

(b)
 At the reasonable request of the Transferee, the Company and the Transferor shall furnish, or cause to be furnished, to the Transferee any relevant information or copies of any document in their possession or control.

Section 5.3  Financial Statements. The Transferor and the Company shall have delivered to the Transferee, prior to Registration Date, the un-audited report, including but not limited to un-audited balance sheet of the Company and the related statements of income, cash flows and changes in shareholders equity for the period commencing from January 1, 2007 to the date prior to thirty (30) days of Registration Date. The Transferee may conduct the financial audit on Company after the Signing Date at the Transferee’s own cost

Section 5.4  Further Actions. Each of the Parties hereto agrees to cooperate with each other Party and use their best efforts to facilitate the consummation of the transactions contemplated under the Transaction Documents as promptly as practicable.  Without limiting the foregoing, the Parties shall:

(a)
execute or cause to be executed such further documents and take or cause to be taken such further actions as may be reasonably necessary or proper to carry out effectively the provisions of the Transaction Documents and the transactions contemplated thereby;

(b)	use their best efforts to cause all conditions specified in Article VI to be satisfied on or prior to the Registration Date;

(c)
obtain and cooperate with each other party in good faith in obtaining any consent, approval, authorization or order of, or making any registration, filing or qualification with, any third party or Governmental Entity, all as may be required in connection with the execution, delivery or performance of the Transaction Documents and the consummation of the transactions contemplated thereby.

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Section 5.5 PRC Government Approvals.

(a)
 As soon as practicable after the execution of this Agreement, the Company shall, and the Transferor shall cause the Company to, submit to the Approval Authority the Transaction Documents and any other documents necessary to obtain the New Approval Certificates issued by such Approval Authority approving the Transaction Documents and provide to the Transferee copies of all documents submitted to the Approval Authority; provided that all documents submitted to the Approval Authority shall first be reviewed by and agreed to in writing and/or signed by the Transferee without undue delay, as the case may be.  Upon receipt of such New Approval Certificates, the Company shall, and the Transferor shall cause the Company to, deliver a copy of each such New Approval Certificate to the Transferee.

(b)
Following receipt of the New Approval Certificates specified in the above clause (a), the Company shall, and the Transferor shall cause the Company to, submit all required documents to the Registration Authority for all the necessary amendment registration in connection with the transactions contemplated by the Transaction Documents and the issuance of the New Business License to the Company, which shall include the proper registration of the Transferee as the new shareholder of the Company and its specific equity ownership percentage in the Company as prescribed in the Transaction Documents.  Upon receipt of the New Business License by the Company and any other documents issued by the Registration authority evidencing the completion of such amendment registration (“Registration Documents”), the Company shall, and the Transferor shall cause the Company to, deliver a copy of the New Business License to the Transferee. The New Business License shall indicate the New Company Name.

Section 5.6 No Encumbrances. The Transferor shall not create, incur or assume any Encumbrance on the Transferor’s equity interests in the Company or enter into discussions or negotiations with any Person in respect of the foregoing without the prior written consent of the Transferee.

Section 5.7    Non-Solicitation. Both Parties agree that until the date that is two (2) years after the Registration Date, they will not, directly or indirectly, (i) employ or attempt to employ or solicit for employment any existing member of the management of the Company within twelve (12)  months after the termination of such member’s employment with the Company or the other party or (ii) entice, induce or attempt to influence any member of the management of the Company to terminate his or her employment with the Company or the other party;

Section 5.8  Retention of Books and Records.

The Company shall, and the Transferor shall cause the Company to, retain, in accordance with Applicable Law and existing Company’s policies, all books, records and other documents pertaining to the Company that relate to the period prior to the Registration Date that are required to be retained under retention policies in effect as of or after the Signing Date and to make the same available for inspection (at the office of the Company) and copying by the Transferee or its agents at the

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Transferee’s expense upon reasonable request.  This Section 5.8 shall not limit the obligation of the Company to, and the Transferor to, cause the Company to include in its assets at the Registration Date all books, records and confidential and proprietary information, relating primarily to the business operations of the Company that are in the possession of the Company. After the expiration of such period, no such books and records shall be destroyed by the Company without first advising the Transferee and Transferor in writing detailing the contents thereof and providing the Transferee and Transferor with at least thirty (30) days of reasonable opportunity to obtain possession thereof.  The Transferee and Transferor agree that such records will be kept strictly confidential.

Section 5.9 No Other Transaction.

Prior to the Registration Date, either the Company or the Transferor shall not, and shall not permit any of its Affiliates, shareholder, directors, officers, employees, representatives or agents to, and the Transferor shall cause the Company not to, without the prior written consent of the Transferee, (i) solicit, initiate, facilitate or encourage any inquiry, proposal or offer with respect to the purchase or sale of, tender offer for or other disposal of or investment in any of the registered capital of the Company or any merger, consolidation or other business consolidation involving the Company other than the transactions contemplated by the Transaction Documents (an “Alternative Transaction”), (ii) enter into or participate or engage in any discussions or negotiations concerning, or furnish or disclose any information with respect to the Company in connection with, any Alternative Transaction or (iii) enter into any agreement, arrangement or understanding, whether binding or non-binding, oral or written, with respect to an Alternative Transaction.

Section 5.10 Notice of Certain Events.

Each of the Parties hereto shall promptly notify the other Parties hereto of (a) any notice or other communication from any Person alleging that the consent, approval, authorization, order, registration, filing or qualification of or with such Person is or may be required in connection with the transactions contemplated by this Agreement, (b) any notice or communication from any Governmental Entity relating to or in connection with the transactions contemplated by the Transaction Documents, (c) any legal action, dispute, claim, suit, investigation or other proceeding by or before any Governmental Entity or arbitration commenced or, to such Party’s knowledge, threatened relating to or otherwise affecting the ability of the Transferee, the Company or the Transferor to perform their respective obligations under the Transaction Documents or the consummation of the transactions contemplated thereby and (d) any other events that could reasonably be expected to have a material effect on the transactions contemplated by the Transaction Documents.

Section 5.11 Sufficiency.

The Company and the Transferor shall cause the Company’s assets as of the Registration Date to include all the assets of the Company used in and necessary or advisable for the conduct of its business in the same manner and to the same extent as heretofore conducted by the Company, including all books, records and confidential and proprietary information, relating primarily to the business operations of the Company that are in the possession of the Company.

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ARTICLE VI

CONDITIONS TO CLOSING

Section 6.1 Conditions to Obligation of the Transferee. The obligation of the Transferee to pay the Purchase Price on the Payment Date is subject to the satisfaction or waiver by the Transferee on and as of the Registration Date of each of the following conditions:

(a)
Each of the representations and warranties made by the Transferor and the Company in the Transaction Documents to which it is a party (i) to the extent qualified by materiality, shall be true and correct and (ii) to the extent not so qualified, shall be true and correct in all material respects, in each case on the Signing Date and/or the Registration Date as such representations and warranties were made according to relevant clauses in this Agreement.

(b)
The Transferor and the Company shall have performed and complied in all material respects with each of the agreements, covenants, conditions and obligations required by the Transaction Documents to which it is a party to be performed or complied with by it on or prior to the Registration Date.

(c)
There shall be no legal action, dispute, claim, suit, investigation or other proceeding by or before any Governmental Entity or arbitration pending, no restraining order, injunction, cease and desist order or other legal restraint or prohibition (whether temporary, preliminary or permanent) of any Governmental Entity in effect, and no statute, rule, regulation or order promulgated or enacted by any Governmental Entity, that would restrain, prohibit, materially modify or invalidate the transactions contemplated by the Transaction Documents.

(d)
Each consent, approval, authorization, order, registration, filing or qualification of or with any third party or Governmental Entity required in connection with the consummation of the transactions contemplated by the Transaction Documents shall have been duly obtained or made, as applicable, and shall be in full force and effect, including the following (copies of which shall have been received by the Transferee):

(i)
Each of the Transaction Documents shall have been approved by the relevant Approval Authority in its entirety without materially varying the terms and conditions thereof or imposing any material additional or different obligations on the Company or any Party thereto unacceptable to such Party, which approval shall be evidenced by the issuance of the approval reply and the New Approval Certificates issued by the Approval Authority;

(ii)	The Transferee shall have been registered as a shareholder of the Company owning the equity interests representing 60 % of the ownership interest in the Company;

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(iii)	All the necessary amendment registration in connection with the transactions contemplated by the Transaction Documents shall have been duly conducted with the Registration Authority;

(iv)
The Company shall have obtained the New Business License without  materially varying the terms and conditions of the New Articles of Association and stating on the face of the New Business License with the New Company Name.

(e)	The Company shall have conducted its business in the ordinary course from the Signing Date up to the Registration Date.

ARTICLE VII

TERMINATION

Section 7.1 Termination.  This Agreement may be terminated at any time prior to the Registration Date:

(a)	by the mutual written consent of the Transferor and the Transferee;

(b)
by either the Transferor or the Transferee if the conditions set forth in Section 6.1(d) have not been satisfied on or before the date that is six (6) months after the submission of the Transaction Documents to the Approval Authority; provided, however, that no Party may request termination pursuant to this Section 7.1(b) if such conditions have not been satisfied due to a breach of this Agreement by such Party;

(c)
by the Transferee if there has been a material misrepresentation or material breach on the part of the Transferor or the Company in the representations, warranties, covenants or agreements set forth in this Agreement that would result in a failure to satisfy the closing conditions set forth in Sections 6.1, which is not cured within thirty (30) PRC Business Days after the Transferor has been notified in writing by the Transferee of its intent to terminate this Agreement pursuant to this Section 7.1(c); or

(d)
by either the Transferor or the Transferee if any statute, rule, regulation, decision or order by any Governmental Entity of competent jurisdiction restraining, prohibiting or invalidating the consummation of the transactions contemplated by the Transaction Documents has been promulgated and become effective, final and non-appealable.

Section 7.2 Liabilities in the Event of Termination.  In the event of any termination of this Agreement in accordance with Section 7.1, this Agreement (except for the provisions of this Section

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7.2 and Sections 8.1, 9.1, 9.2, 9.6, 9.9, 9.10, 9.11 and 9.12) shall become null and void and of no further force and effect and there shall be no liability or obligation hereunder on the part of any Party as a result of such termination; provided, however, that notwithstanding any such termination, each Party shall be liable to the other Parties for any Losses arising from any breach of this Agreement by such Party prior to such termination.

ARTICLE VIII

INDEMNIFICATION

Section 8.1  Survival   The covenants and agreements set forth in this Agreement that are stated to be performed or to be complied with on or prior to the Registration Date shall not survive the Registration Date.  All other covenants and agreements set forth herein shall survive the Registration Date until fully discharged in accordance with their terms. The Sections 8.1, 8.2, 8.3, and 8.4 shall survive the Registration Date and remain in full force and effect.

Section 8.2  Indemnification by the Transferor and the Company.

(a)
All representations, warranties, agreements, covenants and obligations made or undertaken by the Company and the Transferor in this Agreement or in any document delivered by or on behalf of the Transferor and the Company in connection with the consummation of the transactions contemplated by this Agreement are material, have been relied upon by the Transferee, and shall not be affected by any performance, event or matter whatsoever (including, without limitation, any satisfaction and/or waiver of any condition set out in Article VI), unless by a specific and duly authorized written release by the Transferee on indemnification.

(b)
The Transferor and the Company shall, jointly and severally, indemnify and hold harmless the Transferee, and its successors and permitted assigns from, against and in respect of all direct losses, liabilities, taxes, damages, judgments, settlements and expenses, including reasonable fees and expenses of counsel (collectively, “Losses”), incurred or paid by the Transferee in connection with and directly resulting from (a) the breach of any representation or warranty of the Transferor or the Company set forth in this Agreement, and (b) the breach of any covenant or agreement on the part of the Transferor or the Company to be performed set forth in this Agreement.

(c)
Because after the Registration Date, the Company shall be jointly owned by the Transferee and the Transferor, the Parties agree that (i) any claim by the Transferee under this Section 8.2 after the Registration Date will be solely against the Transferor, who will have no right of reimbursement or contribution against the Company, and (ii) any Losses suffered or incurred by the Company against which the Transferee is indemnified as provided in Section 8.2 (b) above shall be deemed suffered by the Transferee, which shall, either independently or jointly with the Company, be entitled to enforce such indemnity against the Transferor.

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(d)
Any examination, inspection, review, or audit by the Transferee or its appointed Big Four external auditors of the properties, financial condition or other matters of the Company shall in no way limit, affect or impair the ability of the Transferee to rely upon the representations, warranties, agreements, covenants and obligations of the Company and the Transferor made or undertaken in this Agreement or in any document executed and delivered pursuant to this Agreement.

Section 8.3  Indemnification by the Transferee.  All representations, warranties, agreements, covenants and obligations made or undertaken by Transferee by this Agreement are material, have been relied upon by the Company and the Transferor, and shall not be affected by any performance, event or matter whatsoever, unless by a specific and duly authorized written release by the Transferor and Company upon indemnification.  The Transferee shall indemnify, defend, protect and hold harmless the Transferor and the Company and their respective successors and permitted assigns (each a “Transferor Party”) from, against and in respect of all Losses incurred or paid by any Transferor Party in connection with, resulting from or arising out of (a) the breach of any representation or warranty of the Transferee set forth in this Agreement and (b) the breach of any covenant or agreement on the part of the Transferee to be performed set forth in this Agreement.

Section 8.4      No Consequential Loss and Damage.

 Notwithstanding any provisions to the contrary in this Agreement, no Party shall be liable for any loss of profits, use, savings or business, or for any special, indirect or consequential losses and damage, whether or not such Party had notice of the same and regardless how such losses and damage arose, and such Party shall incur no liabilities other than those specifically agreed herein SAVE AND EXCEPT THAT such Party’s gross negligence or willful default causing any losses and damage shall disentitle it to the benefit of this Section 8.4’s limitation of liability to the extent of such Party’s contribution to the said losses and damage.

ARTICLE IX

MISCELLANEOUS
Section 9.1  Expenses, Fees and Taxes.

(a)
Whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses (including fees and expenses of counsel and financial advisors, if any) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.

(b)
Any corporate income / withholding tax levied on the gains from the equity transfer, if any, shall be borne by Transferor. Each Party shall pay any stamp duty required to be paid by such Party with respect to this Agreement. All other taxes arising in connection with the transactions contemplated by this

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Agreement shall be paid by each of the Transferor and the Transferee in accordance with the Applicable Law.

(c)	Any transfer registration fees with respect to the Equity Interests shall be paid by the Company.

Section 9.2        Notices.

(a)
All notices, demands, requests, consents, waivers and other communications required or permitted hereunder shall be in writing (including wire, telefax, email or similar writing) and shall be sent, delivered or mailed, addressed or telefaxed:

                                                     (i)    if to the Transferee, to:

J&R Holding Limited.
Address: No. 26, Chin 3rd Road, Nantze Export Processing Zone,
Kaohsiung, Taiwan
Attn:       Mr. Tien Yue Wu
Fax:        + 886 7 361 3094

Copy To:

Address: No. 26, Chin 3rd Road, Nantze Export Processing Zone,
Kaohsiung, Taiwan
Attn:       Corporate Legal
Fax:        +886 7 361 3094

                                                    (ii)    if to the Company, to:

NXP Semiconductors Suzhou Ltd
Address: No. 188, Su Hong Xi Road,
 Suzhou Industry Park, Suzhou, 512021, PRC
Attn:      General Manager
Fax:       +86(0)512 67251895

                                                    (iii)    if to the Transferor:

NXP.B.V.
Address: High Tech Campus 60, 5656 AG Eindhoven, the  Netherlands
Attn: Mr Ajit Manocha
Fax:  +31(0) 402723621

Copy To:

Execution copy August 6, 2007

Address: F 30, Tower 1, Kerry Everbright City, No. 218 Tian Mu Xi
Road, Shanghai, 200070, PRC
Attn: General Legal Counsel
Fax: +86 (0) 21 2205 2646

(b)
Each such notice, request or other communication shall be given (i) by mail (postage prepaid, registered or certified mail, return receipt requested), (ii) by hand delivery, (iii) by internationally recognized courier service (iv) by telefax, receipt confirmed (with a confirmation copy to be sent by first class mail; provided that the failure to send such confirmation copy shall not prevent such telefax notice from being effective), or (v) by email.

(c)
Each such notice, request or communication shall be effective (i) if mailed, three days after mailing at the address specified in Section 9.2(a) (or in accordance with the latest unrevoked written direction from such party), (ii) if delivered by hand or by internationally recognized courier service, when delivered at the address specified in Section 9.2(a) (or in accordance with the latest unrevoked written direction from such party), (iii) if given by telefax, when such telefax is transmitted to the telefax number specified in Section 9.2(a) (or in accordance with the latest unrevoked written direction from such party), and the appropriate confirmation is received, and (iv) if by email, when transmitted to the email address specified in Section 9.2(a).

Section 9.3  Amendments and Waivers This Agreement may not be amended except by an instrument in writing signed by the Company, the Transferee and the Transferor.  Any of the Parties hereto may, by an instrument in writing signed on behalf of such Party, waive compliance by any other Parties with any term or provision of this Agreement that such other Parties were or are obligated to comply with or perform.  No delay or failure on the part of a Party in enforcing any provision of this Agreement shall be deemed to or shall constitute a waiver of such provision and no waiver of any of the provisions of this Agreement shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

Section 9.4   Successors and Assigns  None of the Parties may assign this Agreement or any of its rights or obligations under this Agreement without the prior written consent of the other Parties.  Subject to the preceding sentence and save for an assignment or merger by operation of law or the sale of a Party’s entire business, this Agreement shall be binding upon and inure to the benefit of the Company, the Transferor, the Transferee and their respective permitted successors and assigns.

Section 9.5  Entire Agreement This Agreement and the other Transaction Documents constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede any prior agreement or understanding among or between them with respect to such subject matter.

Section 9.6  No Third-Party Beneficiaries Nothing in this Agreement shall be construed as giving any Person, other than the Parties hereto, and their successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

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Section 9.7  Currency All payments in relation to the Un-paid Registered Capital to be made hereunder shall be made in U.S. Dollars unless otherwise required by Applicable Law.

Section 9.8  Specific Performance The Parties agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with their specific terms.  Accordingly, the Parties agree that each Party shall be entitled to seek any applicable remedy from any court of competent jurisdiction to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which it is entitled under Applicable Law.

Section 9.9  Governing Law This Agreement shall be governed by and construed in accordance with the laws of the Hong Kong Special Administration Region.

Section 9.10  Settlement of Disputes  In the event that a dispute arises in connection with the interpretation or implementation of this Agreement, the Parties shall attempt in the first instance to resolve such dispute through friendly consultations.  If the dispute is not resolved through consultations within thirty (30) days after any Party has served a written notice on the other Parties requesting the commencement of consultations, then any Party may submit the dispute to Hong Kong International Arbitration Centre (“HKIAC”) for arbitration in accordance with HKIAC rules in force at the time a particular dispute is submitted for arbitration, which rules shall be deemed to have been incorporated by reference into this Section 9.10. The English text of this Agreement shall be referred to in the arbitration, and all proceedings in any such arbitration shall be conducted in English. The arbitration award shall be final, binding and non-appealable on the Parties. The costs of arbitration shall be borne by the losing Party or Parties unless otherwise determined by the arbitration award.  When any dispute occurs and when any dispute is under arbitration, except for the matters under dispute, the Parties shall continue to exercise their other respective rights and fulfill their other respective obligations under this Agreement.

Section 9.11  Governing Language This Agreement shall be executed in English and Chinese, and the both versions shall have equal validity and legal effect.

Section 9.12  Confidentiality Each Party shall not, and shall cause its Affiliates, shareholders, directors, officers, employees, representatives and agents not to, directly or indirectly, disclose any information relating to the existence or subject matter of the Transaction Documents (including any information obtained by any such Party in connection with the negotiation and execution of the Transaction Documents) unless (a) the prior written consent of the disclosing Party is obtained or (b) such information is required to be disclosed pursuant to Applicable Law and then only to the extent necessary to comply with such Applicable Law; provided that the receiving Party shall give prompt written notice of its need to disclose such that the disclosing party has, if practicable under the circumstances, a reasonable opportunity to (i) obtain protection against disclosure and (ii) comment on the language and content of the disclosure.

Section 9.13  Severability Each provision of this Agreement shall be considered severable and if for any reason any provision which is not essential to the effectuation of the basic purposes of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable and contrary to existing or future Applicable Law, such invalidity shall not impair the operation of or affect those provisions of this Agreement which are valid.  In that case, this Agreement shall be construed so as to limit any term or provision so as to make it enforceable or valid within the requirements of any

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Applicable Law, and in the event such term or provision cannot be so limited, this Agreement shall be construed to omit such invalid or unenforceable provisions.

Section 9.14  Headings, Internal References When a reference is made in this Agreement to Articles, Sections, Schedules or Exhibits, such reference shall be to an Article, Section, Schedule or Exhibit to this Agreement unless otherwise indicated.  The table of contents, index of defined terms and headings contained in this Agreement are for convenience and reference purposes only and shall not be deemed to alter or affect in any way the meaning or interpretation of any provisions of this Agreement.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

Section 9.15  Counterparts This Agreement may be executed in five (5) originals in both English and Chinese, all of which shall constitute one and the same instrument, subject always to Section 9.11.  Each Party to the Agreement shall keep one original, the others shall be submitted to the relevant authorities.

[signature page follows]

Execution copy August 6, 2007

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the Signing Date.

NXP B.V.

By:	/s/ Mr. Ajit Manocha
Name:	Mr. Ajit Manocha
Title:	Executive Vice President
Nationality:	American

NXP Semiconductors Suzhou Ltd.

By:	/s/ Mike Yeh
Name:	Mike YEH
Title:	Chairman of Board
Nationality:	Taiwan

J & R Holding Limited

By:	/s/ Mr. Tien Yue Wu
Name:	Mr. Tien Yue Wu
Title:	ASE Group Chief Operating Officer
Nationality:	American

Execution copy August 6, 2007